Exhibit 99.1

Contacts:

Investor Relations:

Katy Nash

investorrelations@vistaprint.com

781-547-6316

Media Relations:

Manya Chait

publicrelations@vistaprint.com

781-547-6319

VistaPrint Reports Fourth Quarter and Full Fiscal Year 2006 Financial Results

  Revenue grew 69 percent over the fourth quarter of fiscal year 2005
  Net income more than tripled over the same quarter of the prior year

Hamilton, Bermuda, July 31, 2006 -- VistaPrint Limited (Nasdaq:VPRT), a leading online supplier of high-quality graphic design services and customized printed products to small businesses and consumers, today announced its financial results for the fourth quarter and fiscal year ended June 30, 2006.

Total company revenue for the quarter was $45.3 million, an increase of 69 percent as compared to total revenue of $26.8 million in the same quarter of fiscal 2005.

For the fourth quarter ended June 30, 2006, net income on a GAAP basis was $5.6 million, which is 12 percent of revenue, or $0.12 per share on a fully diluted basis. GAAP net income includes a $2.3 million charge related to share-based compensation and a $686,000 tax benefit associated with the reversal of previously accrued income taxes.

On a non-GAAP basis, excluding the charge associated with share-based compensation and the benefits associated with the reversal of the income tax accrual, adjusted net income was $7.2 million, which is 16 percent of revenue, and reflects adjusted earnings per share of $0.16 on a fully diluted basis.

For the same quarter of the prior year, which ended June 30, 2005, the Company achieved net income of $1.9 million, which was 7 percent of revenue.

For fiscal year 2006, total company revenue was $152.1 million, an increase of 67 percent as compared to total revenue of $90.9 million for fiscal year 2005.

For fiscal year 2006, net income on a GAAP basis was $19.2 million, which is 13 percent of revenue, or $0.45 per share on a fully diluted basis. GAAP net income for fiscal year 2006 includes charges of $4.9 million related to share-based compensation and tax benefits of $938,000 associated with the reversal of previously accrued income taxes.

On a non-GAAP basis, excluding charges associated with share-based compensation and benefits associated with the reversal of income tax accruals, adjusted net income for fiscal year 2006 was $23.1 million, which is 15 percent of revenue, and reflects adjusted earnings per share of $0.54 on a fully diluted basis.

During fiscal year 2005, the Company reported a GAAP net loss of $16.2 million, which included a $21 million contract termination charge related to a payment made to its former North American print supplier. Excluding this contract termination loss, on a non-GAAP basis, adjusted net income was $4.8 million for fiscal year 2005.

"VistaPrint's fourth quarter completes an excellent fiscal year. The investments we have made in our business contributed to our 69 percent revenue growth and many improvements to our customer value proposition," said Robert Keane, president and chief executive officer. "Most significantly, we acquired 564,000 new customers during the quarter while deriving 63 percent of our revenue from our existing customer base by offering value, service, and compelling new products designed to meet our customers' needs."

Additional fourth quarter fiscal year 2006 highlights include:

  Revenue minus cost of revenue was 67.6 percent of total revenue in the fourth quarter of fiscal 2006, compared to 58.2 percent in the same quarter of the prior fiscal year.
  Average order values, including revenue from shipping, were $29.85, consistent with the same quarter in the prior year.
  Web site sessions increased by 46 percent in the fourth quarter of fiscal 2006 from the same quarter of fiscal 2005.
  Conversion rates were 5.2 percent in the fourth quarter of fiscal 2006, which represents a 14 percent increase over the same quarter in the prior year.
  Capital expenditures in the fourth quarter of fiscal 2006 were $8.9 million.
  The Company had $108 million in cash and marketable securities and $115 in current assets at June 30, 2006.
  The Company generated cash flow from operations of $11.4 million in the quarter.

Full fiscal year 2006 highlights include:

  Revenue minus cost of revenue was 67.2 percent of total revenue compared to 59.8 percent during fiscal year 2005.
  Capital expenditures were $24.9 million.
  The Company generated cash flow from operations of $34.6 million.

VistaPrint continued to expand and improve its product line during the quarter. Some of the products developed during the quarter included notepads, envelopes, and a logo generation tool, each of which the Company has launched across all 16 of its web sites. These are examples of products and services as to which the company has applied its innovative technology to deliver increased value and quality to its customer base.

At approximately 4:15 p.m. (EST) on July 31, 2006 VistaPrint will post, on the investor relations section of www.vistaprint.com, a link to a pre-recorded audio visual end-of-quarter presentation along with a downloadable transcript of the prepared remarks that accompany this presentation. At 5:30 p.m. (EST) there will be a Web cast of a live Q&A session with VistaPrint management. Links to this Q&A session will also be posted on the investor relations section of the Company's Web site. A replay of the event will be available on the Company's Web site from 7 p.m. (EST) on July 31, 2006 until midnight on August 16, 2006.

About non-GAAP financial measures

To supplement VistaPrint's consolidated financial statements presented in accordance with GAAP, VistaPrint uses the following measures defined as non-GAAP financial measures by the SEC: non-GAAP adjusted net income and non-GAAP adjusted earnings per share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the table captioned "Reconciliations of Non-GAAP Financial Measures" to the nearest comparable GAAP measures" included at the end of this release.

VistaPrint's management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenses that may not be indicative of our core business operating results. VistaPrint believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing VistaPrint's performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to VistaPrint's historical performance and our competitors' operating results. VistaPrint believes these non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making. Management uses these supplemental measures to evaluate performance period over period and to analyze the underlying trends in the Company's business and to establish operational goals and forecasts that are used in allocating resources.

VistaPrint expects to compute its non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. The accompanying table has more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliation between these financial measures. The items excluded from the non-GAAP measurements for the fourth quarter and full fiscal year 2006 are share based compensation expense and tax accrual adjustments related to prior years' tax settlement and, for fiscal year 2005, a loss on a contract termination recorded in fiscal year 2005 is excluded.

Share-based compensation expense

VistaPrint adopted SFAS 123(R) Share-Based Payments on July 1, 2005 and began expensing the fair value of share option grants issued to employees and directors. Prior to that date, the Company had accounted for share option grants under the provisions of APB No. 25, Accounting for Stock Issued to Employees, and therefore had not recorded any compensation related to such grants. Management has excluded share based compensation which also includes the impact of an option modification that occurred in the third quarter of fiscal year 2006, from the non-GAAP measurements for fiscal year 2006 to facilitate comparison and analysis to historical performance and our competitors' operating results.

Tax accrual adjustments related to prior years

In the quarter ending March 31, 2006, VistaPrint reversed excess income tax reserves related to the completion of an Internal Revenue Service audit of a prior fiscal year for its VistaPrint USA, Incorporated subsidiary. In the quarter ending June 30, 2006, VistaPrint reversed excess income tax reserves related to the expiration of a tax audit statute of limitations relating to a prior fiscal year. These reversals were accounted for as discrete events and resulted in income tax benefits during these periods. Management has excluded the impact of these tax accrual adjustments from the non-GAAP measurements for fiscal year 2006 to facilitate comparison and analysis of historical performance and to present a view of the current fiscal year's effective tax rate that management believes is more consistent with both historical performance and expected future financial results.

Contract Termination Loss

In the quarter ended September 30, 2004, the Company recorded a loss of $21 million related to the termination of a supply agreement with its North American print supplier. This loss was the result of a one-time payment made to this supplier that terminated all existing supply agreements in force at that time. Management has excluded the contract termination loss from the non-GAAP measurement to facilitate comparison and analysis to historical and future performance and our competitors' operating results.

Although management believes that these non-GAAP financial measures are helpful to understanding the Company's financial performance, to gain a complete picture of all effects on the Company's profit and loss from any and all events, management does (and investors should) rely upon the GAAP statement of operations.

About VistaPrint

VistaPrint Limited (NASDAQ:VPRT) is a leading online supplier of high-quality graphic design services and customized printed products to small businesses and consumers. VistaPrint offers custom designed, full-color, low-cost printed products in small quantities. Over 7 million small businesses and consumers have already chosen VistaPrint for products ranging from business cards and brochures to invitations and thank you cards. Products are printed at our two state-of-the-art plants in North America and Europe that total over 120,000 square feet of production space. A global company, VistaPrint employs more than 650 people and operates 16 localized web sites serving over 120 countries around the world. A broad range of design options are available online at www.vistaprint.com. VistaPrint's printed products are satisfaction guaranteed.

VistaPrint, the VistaPrint logo and VistaPrint.com are registered trademarks of VistaPrint. All other brand and product names appearing on this announcement may be trademarks or registered trademarks of their respective holders.

This press release contains information about future expectations, plans and prospects of our management that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995, including statements concerning the expected growth and development of our business, operating performance, our margins, our market position, investments made or to be made in our business, and our ability to successfully attract and retain customers. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, our ability to attract customers and to retain customers and to do so in a cost-effective manner, willingness of purchasers of graphic design services and printed products to shop online, failure of our investments, unexpected increases in our use of funds, failure to increase our revenue and keep our expenses consistent with revenues, failures of our web sites or network infrastructure, failure to maintain the prices we charge for our products and services, the inability of our manufacturing operations to meet customer demand, and other factors that are discussed in our Registration Statement on Form S-1, our Form 10-Q for the quarter ended March 31, 2006 and other documents periodically filed with the SEC.

In addition, the statements in this press release represent our expectations and beliefs as of the date of this press release. We anticipate that subsequent events and developments may cause these expectations and beliefs to change. We specifically disclaim any obligation to update any forward-looking statements. These forward-looking statements should not be relied upon as representing our expectations or beliefs as of any date subsequent to the date of this press release.

VistaPrint Limited
Consolidated Balance Sheets

	June 30,
	2006	2005

	(In thousands, except share and per share data)
Assets
Current assets:
Cash and cash equivalents	$ 64,653	$ 26,402
Marketable securities	43,474	-
Accounts receivable, net of allowances of $50 and $57 at
June 30, 2006 and June 30, 2005, respectively	1,465	1,186
Inventory	1,407	354
Prepaid expenses and other current assets	3,564	2,651
Total current assets	114,563	30,593
Property, plant and equipment, net	50,311	29,913
Software and web site development costs, net	2,417	1,916
Patents	1,417	1,556
Deferred tax asset	435	317
Deposits, image licenses and other noncurrent assets	2,249	1,691

Total assets	$ 171,392	$ 65,986

Liabilities, redeemable convertible preferred shares and shareholders' equity (deficit)
Current liabilities:
Trade accounts payable:
Mod-Pac Corporation	$ -	$ 1,628
All other vendors	6,240	2,889
Accrued expenses	13,716	10,585
Deferred revenue	1,924	540
Current portion of long-term debt	2,482	1,281
Total current liabilities	24,362	16,923
Long-term debt	23,046	15,696
Commitments and contingencies
Series A redeemable convertible preferred shares, par value $0.001 per share, 0 and 11,000,000 shares authorized, 0 and 9,845,849 shares issued and outstanding at June 30, 2006 and
2005, respectively (aggregate liquidation preference of
$0 and $14,080, respectively)	-	13,556
Series B redeemable convertible preferred shares, par value $0.001 per share, 0 and 13,008,515 shares authorized, 0 and 12,874,694 shares issued and outstanding at June 30, 2006 and
2005, respectively (aggregate liquidation preference of $0 and $52,915,
respectively)	-	57,880
Shareholders' equity (deficit):
Common shares, par value $0.001 per share, 500,000,000 and 39,289,197 shares authorized at June 30, 2006 and 2005,
respectively; 41,500,750 and 11,374,892 shares issued and
outstanding at June 30, 2006 and 2005,
respectively	42	11
Additional paid-in capital	146,354	2,679
Accumulated deficit	(23,077)	(41,017)
Accumulated other comprehensive income	665	258

Total shareholders' equity (deficit)	123,984	(38,069)

Total liabilities, redeemable convertible preferred shares
and shareholders' equity (deficit)	$ 171,392	$ 65,986

VistaPrint Limited
Consolidated Statements of Operations

	Three Months Ended
	June 30,		Year Ended June 30,
	2006	2005	2006	2005
	(in thousands, except share and per share data)

Revenue	$ 45,282	$ 26,826	$ 152,149	$ 90,885

Cost of revenue (1)	14,656	11,223	49,858	36,528
Technology and development expense (1)	4,972	2,883	15,628	10,839
Marketing and selling expense (1)	14,473	8,859	51,174	32,372
General and administrative expense (1)	6,506	1,687	16,624	5,813
Loss on contract termination	-	-	-	21,000

Income (loss) from operations	4,675	2,174	18,865	(15,667)
Other income (expenses), net	1,003	(48)	2,409	(78)
Interest expense	434	192	1,256	390
Income (loss) from operations before
income taxes	5,244	1,934	20,018	(16,135)
Income tax provision (benefit)	(360)	81	783	84

Net income (loss)	$ 5,604	$ 1,853	$ 19,235	$ (16,219)

Net income (loss) attributable to common shareholders:
Basic	$ 5,604	$ 186	$ 16,889	$ (21,032)
Diluted	$ 5,604	$ 209	$ 19,235	$ (21,032)

Basic net income (loss) per share	$ 0.14	$ 0.02	$ 0.51	$ (1.85)

Diluted net income (loss) per share	$ 0.12	$ 0.02	$ 0.45	$ (1.85)

Weighted average common shares outstanding - basic	40,859,578	11,374,554	33,147,287	11,358,575

Weighted average common shares outstanding - diluted	45,076,661	13,564,503	42,624,689	11,358,575

(1) Share-based compensation is allocated as follows:
	Three Months Ended
	June 30,		Year Ended June 30,
	2006	2005	2006	2005
	(in thousands)

Cost of revenue	$ 21	$ -	$ 79	$ -
Technology and development expense	248	-	596	-
Marketing and selling expense	70	-	159	-
General and administrative expense	1,990	-	4,016	-
	$ 2,329	$ -	$ 4,850	$ -

VistaPrint Limited
Reconciliations of Non-GAAP Financial Measures

	Three Months Ended
	June 30,		Year Ended June 30,
Reconciliation of Non-GAAP Financial Measures	2006	2005	2006	2005
	(in thousands, except per share data)
Non-GAAP adjusted net income reconciliation:
Net income (loss)	$ 5,604	$ 1,853	$ 19,235	$(16,219)
Add back:
Share based compensation expense	2,329	-	4,850	-
Income tax benefit from reserve reversal	(686)	-	(938)	-
Loss on contract termination	-	-	-	21,000
Non-GAAP adjusted net income	$ 7,247	$ 1,853	$ 23,147	$ 4,781

Non-GAAP adjusted net income per diluted share reconciliation:
Net income per diluted share	$ 0.12	$ 0.02	$ 0.45	$ (1.85)
Add back:
Share based compensation expense	0.05	-	0.11	-
Income tax benefit from reserve reversal	(0.01)	-	(0.02)	-
Loss on contract termination	-	-	-	1.85
Non-GAAP adjusted net income per diluted share	$ 0.16	$ 0.02	$ 0.54	$ - **

** Non-GAAP adjusted net income per diluted share results in $0.00 due to the accretion of preferred share dividends of $4,813.

VistaPrint Limited
Consolidated Statements of Cash Flows
	Year Ended June 30,
	2006	2005
	(in thousands)

Operating activities
Net income (loss)	$ 19,235	$ (16,219)
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Depreciation and amortization	7,786	5,902
Share-based compensation expense	4,850	-
Deferred taxes	218	(420)
Provision for (recovery of) doubtful accounts	(7)	9
Changes in operating assets and liabilities:
Accounts receivable	(266)	(457)
Interest Receivable	(351)	-
Inventory	(1,030)	(316)
Prepaid expenses and other assets	(1,682)	(1,774)
Accounts payable	1,649	1,665
Accrued expenses and other current liabilities	4,235	4,939
Net cash provided by (used in) operating activities	34,637	(6,671)

Investing activities
Purchases of property, plant and equipment, net	(24,929)	(18,629)
Purchases of marketable securities	(75,705)	-
Sales of marketable securities	31,880	-
Capitalization of software and website development costs	(2,656)	(1,908)
Net cash used in investing activities	(71,410)	(20,537)

Financing activities
Proceeds from long-term debt	9,600	11,361
Repayment of long-term debt	(1,386)	(307)
Payment of offering costs	(1,387)	(255)
Net proceeds from public offering	61,380	-
Proceeds from issuance of series B preferred shares, net	-	22,688
Proceeds from issuance of common shares	6,645	47
Net cash provided by financing activities	74,852	33,534

Effect of exchange rate changes on cash	172	16
Net increase in cash and cash equivalents	38,251	6,342

Cash and cash equivalents at beginning of period	26,402	20,060

Cash and cash equivalents at end of period	$ 64,653	$ 26,402
Supplemental Noncash Financing Activities
Accretion of preferred shares	$ 1,295	$ 4,813